Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 250-2809
Lisa L. Curran	(651) 250-2185

ECOLAB ANNOUNCES STRONG FOURTH QUARTER, SHARE REPURCHASE

Reported diluted EPS $1.10; adjusted EPS +15% to $1.20

Full year 2014 reported EPS $3.93; adjusted EPS +18% to $4.18

2015 full-year adjusted EPS forecast $4.50 to $4.70, +8% to 12%

Ecolab plans $1 billion shares repurchase

2014 FOURTH QUARTER HIGHLIGHTS:

•                  Record reported diluted EPS $1.10

•                  Record adjusted EPS $1.20, +15%, excluding special gains and charges and discrete tax items, driven by solid sales growth, synergies and strong margin improvement

•                  Reported sales +3%.  Fixed currency and acquisition adjusted fixed currency sales +6% led by Energy and Specialty growth and strong gains in Latin America

	Fourth Quarter Ended December 31
	(unaudited)
	Reported			Adjusted*
	Fourth Quarter		%	Fourth Quarter		%
(Millions, except per share)	2014	2013	change	2014	2013	change

Net Sales	$3,680.8	$3,559.5	3%	$3,680.8	$3,559.5	3%
Operating Income	520.5	470.6	11%	565.2	510.5	11%
Net Income Attributable to Ecolab	335.5	287.1	17%	366.2	318.4	15%

Diluted Net Income Per Share	$1.10	$0.93	18%	$1.20	$1.04	15%

* Operating income is adjusted for special gains and charges.  Net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., February 24, 2015:  Ecolab Inc. delivered strong fourth quarter earnings as continued solid sales growth and operating margin gains led to a 15% adjusted earnings per share increase over last year.  Ecolab also announced it plans to repurchase $1 billion of its shares.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “2014 was another excellent year for us.  We achieved record new business wins, had a record year for new products launched, accelerated our sales momentum and delivered a very strong 18% adjusted earnings per share increase.  We also continued to invest in the key drivers to build our company for the future.  We finished 2014 a much stronger company with an improved team, and we are well prepared for the new year.

“While 2015 presents us with a mix of opportunities and challenges, our balanced business portfolio, significant competitive advantages and experienced management teams should enable us to achieve another strong earnings performance in spite of very unfavorable currency movements.  Though lower oil prices will slow our Energy segment results, the strength of its recurring business model makes us confident it will be accretive to the year; at the same time, our other businesses will benefit from lower raw material costs and, in the case of the Institutional and Other segments, improved end-use markets.  Net, these factors should roughly offset each other, and we look for strong growth from operations before currency effects.

“Foreign currency exchange and pension together will represent approximately a $0.35 headwind in 2015.  We will work to offset that through continued strong business performance, operational improvements, synergies and cost efficiencies.  Further, with our capital structure returning to our preferred range, we will launch a $1 billion share repurchase and accelerate our acquisition pipeline.  Our team is excited about the opportunities this year will present and is committed to continuing to build our business while delivering another great year.”

Quarter overview

	Fourth Quarter Ended December 31
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2014	2013	Change	2014	2013	Change
Net Sales	$3,680.8	$3,559.5	3%	$3,731.1	$3,507.0	6%
Operating Income	520.5	470.6	11%	573.3	502.0	14%

* Operating income is adjusted for special gains and charges.

Ecolab’s reported sales rose 3% to a record $3.7 billion in the fourth quarter of 2014.  Fourth quarter 2014 fixed currency and acquisition adjusted fixed currency sales rose 6%.

Acquisition adjusted growth rates generally exclude the results of any acquired business for the first twelve months post acquisition and exclude the results of any divested businesses for the twelve months prior to divestiture. Champion is an exception. Due to the rapid pace at which the business has been integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is no longer available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

Fourth quarter 2014 reported operating income increased 11% to $521 million. Both reported fourth quarter 2014 and 2013 results include special gains and charges.  Excluding special gains and charges, fourth quarter 2014 adjusted operating income of $565 million increased 11% compared with fourth quarter 2013 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, fourth quarter 2014 adjusted fixed currency operating income of $573 million increased 14% when compared with fourth quarter 2013 adjusted fixed currency operating income.

Fourth quarter 2014 reported net income attributable to Ecolab increased 17% to $336 million, representing $1.10 per diluted share.  Excluding special gains and charges and discrete tax items, fourth quarter 2014 adjusted net income rose 15% to $366 million, and adjusted diluted earnings per share increased 15% to $1.20, when compared with fourth quarter 2013 adjusted diluted earnings per share of $1.04.  Currency translation had a negative impact of $0.04 per share on reported and adjusted diluted earnings per share in the fourth quarter of 2014.

Segment review

Fourth quarter 2014 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,284 million and fixed currency operating income increased 9% to $186 million compared with the year ago period.  Fourth quarter 2014 acquisition adjusted fixed currency sales rose 2%, led by Water; acquisition adjusted fixed currency operating income increased 7%. Regionally, Latin America enjoyed strong growth, with modest gains in North America and Asia Pacific, and a slight decline in EMEA.  When measured at public currency rates, Global Industrial segment sales were $1,259 million and operating income was $182 million.

Fourth quarter 2014 sales for the Global Institutional segment, when measured at fixed currency rates, rose 6% to $1,119 million, led by strong Specialty sales growth. Fixed currency operating income increased to $228 million, up 13% compared with last year.  Sales for the segment showed strong gains in North America, Asia Pacific and Latin America, with modest gains in EMEA.  When measured at public currency rates, Global Institutional segment sales were $1,102 million and operating income was $226 million.

Fourth quarter 2014 sales for the Global Energy segment, when measured at fixed currency rates, grew 11% to $1,138 million in the fourth quarter 2014 reflecting strong upstream and solid downstream growth.  Fixed currency operating income increased 13% to $172 million.  When measured at public currency rates, Global Energy segment sales were $1,131 million and operating income was $171 million.

Other segment sales, when measured at fixed currency rates, increased 5% to $190 million in the fourth quarter led by Pest.  Fixed currency operating income increased 22% to $32 million.  When measured at public currency rates, Other segment reported sales were $188 million and reported operating income was $31 million.

The Corporate segment includes $45 million and $49 million for the fourth quarter of 2014 and 2013, respectively, primarily related to amortization from the Nalco merger intangible assets.  The Corporate segment also includes special gains and charges.  Special gains and charges for the fourth quarter 2014 were a net charge of $45 million ($34 million after-tax) and primarily consisted of restructuring charges.  Special gains and charges for the fourth quarter 2013 were $40 million ($33 million after-tax).

The reported tax rate for the fourth quarter 2014 was 25.1% and compared with 28.1% in the fourth quarter 2013.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted income tax rate was 25.7% in the fourth quarter 2014 compared with 27.5% for the same period last year.  The improved tax rate was primarily the result of passage of the extension of the U.S. R&D tax credit in the quarter, global tax planning actions and the geographic mix of income.

Ecolab reacquired 0.7 million shares of its common stock during the fourth quarter.

Share repurchase

As balance sheet leverage ratios return to our preferred range and free cash flow remains strong, Ecolab plans to repurchase approximately $1 billion of its shares. Ecolab expects to conduct its purchases under the planned program in the open market; in privately negotiated transactions from time to time, depending on the market conditions; and through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The repurchase is expected to be completed by mid-2016.  No further details regarding the planned repurchase program were announced.

Business Outlook

2015

Ecolab expects 2015 full-year adjusted earnings per share to rise to the $4.50 to $4.70 range, representing an 8% to 12% increase over the prior year.  When compared with the 2014 performance, we expect further solid fixed currency sales growth with improved growth in our Institutional, Industrial and Other segments and slower fixed currency sales gains in our Energy segment. We look for an improved adjusted gross margin, with a comparable selling, general and administrative (SG&A) ratio to sales, slightly lower interest expense and a similar adjusted tax rate versus 2014.  Pension expense is expected to be an unfavorable $0.09 per share in 2015.  We expect a lower number of shares outstanding for the full year.  At current rates of exchange, we expect foreign currency to have an unfavorable impact on sales of five to six percentage points and be unfavorable to earnings per share by an estimated $0.26.  Net, we expect solid fixed currency sales growth, improved efficiency, cost savings and merger synergies to more than offset impacts from unfavorable currency exchange and pension expense and produce another strong full-year adjusted earnings per share increase in 2015.  Please note our tax rate forecast for the full year assumes passage of the R&D tax credit before year end.

Our detailed outlook for the full year 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% - 48%
SG&A % of Sales	approx. 32%
Interest expense, net	$240 million to $250 million
Adjusted tax rate	approx. 27%
Adjusted EPS, excluding special gains and charges	$4.50 - $4.70
Diluted shares	approx. 303 million

Special gains and charges for the full-year 2015 are expected to be approximately a $0.20 per share net charge, primarily driven by restructuring charges and integration costs.  Special gains and charges do not reflect the impact of discrete tax items or a potential Venezuelan devaluation charge.

2015 — First Quarter

Ecolab expects first quarter adjusted earnings per share in the $0.78 to $0.83 range, representing a 5% to 12% increase versus a very strong year-ago period, when adjusted earnings per share rose 23% to $0.74.

Our detailed outlook for the first quarter 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 46%
SG&A % of Sales	approx. 34%
Interest expense, net	$60 million to $65 million
Adjusted tax rate	27% - 28%
Adjusted EPS, excluding special gains and charges	$0.78 - $0.83
Diluted shares	approx. 304 million

We expect first quarter 2015 special gains and charges, including restructuring charges and integration costs, to be a net charge of approximately $0.08 per share.  Amounts do not reflect future discrete tax items for the first quarter of 2015 that are not currently quantifiable or the impact of a potential Venezuelan devaluation charge.

Reported first quarter 2014 diluted earnings per share of $0.62 included special gains and charges and discrete tax items.  Excluding these items, first quarter 2014 adjusted diluted earnings per share were $0.74.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including impact of oil prices, forecasted 2015 first quarter and full-year business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, adjusted earnings per share and diluted shares outstanding; special gains and charges, including restructuring charges and integration costs; market conditions; operational improvements; cost savings; merger synergies; currency exchange, including the impact of a strong U.S. dollar; pension expense; and share repurchase and acquisition activity.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including a potential currency devaluation in Venezuela and reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted fixed currency operating income adjusted for acquisitions, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income, adjusted fixed currency operating income and adjusted fixed currency operating income adjusted for acquisitions measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income, adjusted operating income and acquisition adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2014.

Acquisition adjusted growth rates generally exclude the results of any acquired business for the first twelve months post acquisition and exclude the results of any divested businesses for the previous twelve months prior to divestiture. Champion is an exception. Due to the rapid pace at which the business has been integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is no longer available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the

Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2014	2013	Change	2014	2013	Change

Net sales	$3,680.8	$3,559.5	3%	$14,280.5	$13,253.4	8%

Cost of sales (1)	1,979.9	1,945.2	2%	7,679.1	7,161.2	7%
Selling, general and administrative expenses	1,142.1	1,123.5	2%	4,577.6	4,360.3	5%
Special (gains) and charges (1)	38.3	20.2		68.8	171.3
Operating income	520.5	470.6	11%	1,955.0	1,560.6	25%
Interest expense, net (1)	62.0	67.6	-8%	256.6	262.3	-2%
Income before income taxes	458.5	403.0	14%	1,698.4	1,298.3	31%
Provision for income taxes	115.2	113.4	2%	476.2	324.7	47%
Net income including noncontrolling interest	343.3	289.6	19%	1,222.2	973.6	26%
Less: Net income (loss) attributable to noncontrolling interest (1)	7.8	2.5		19.4	5.8
Net income attributable to Ecolab	$335.5	$287.1	17%	$1,202.8	$967.8	24%

Earnings attributable to Ecolab per common share
Basic	$1.12	$0.95	18%	$4.01	$3.23	24%
Diluted	$1.10	$0.93	18%	$3.93	$3.16	24%

Weighted-average common shares outstanding
Basic	300.1	301.2	0%	300.1	299.9	0%
Diluted	305.6	307.5	-1%	305.9	305.9	0%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2014	2013		2014	2013

Cost of sales
Restructuring	$6.4	$1.1		$13.9	$6.6
Recognition of inventory fair value step-up	—	18.6		0.4	36.6
Subtotal	6.4	19.7		14.3	43.2

Special (gains) and charges
Restructuring charges	34.3	8.0		69.2	83.4
Champion acquisition and integration costs	4.1	7.2		19.9	49.7
Nalco merger and integration costs	3.7	5.1		8.5	18.6
Venezuela currency devaluation	—	(0.1)		—	23.2
Gain on sale of businesses, litigation activity, settlements and other gains	(3.8)	—		(28.8)	(3.6)
Subtotal	38.3	20.2		68.8	171.3

Operating income subtotal	44.7	39.9		83.1	214.5

Interest expense, net
Acquisition debt costs	—	—		—	2.5

Net income attributable to noncontrolling interest
Venezuela currency devaluation	—	—		—	(0.5)

Total	$44.7	$39.9		$83.1	$216.5

Note:

Effective in the first quarter of 2014, certain employee-related costs from our recently acquired businesses that were historically presented within cost of sales were revised and reclassified to SG&A. These immaterial revisions were made to conform with management’s view of the respective costs within the global organizational model. Results for 2013 have been revised to conform to the current year presentation. The reclassification had no impact on net earnings, financial position or cash flows.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2014	2013	% Change	2014	2013	% Change

Net Sales
Global Industrial	$1,284.0	$1,238.7	4%	$4,886.7	$4,742.8	3%
Global Institutional	1,118.7	1,060.3	6%	4,314.5	4,152.5	4%
Global Energy	1,138.3	1,027.0	11%	4,283.3	3,427.3	25%
Other	190.1	181.1	5%	750.3	709.3	6%
Subtotal at fixed currency rates	3,731.1	3,507.1	6%	14,234.8	13,031.9	9%
Currency impact	(50.3)	52.4		45.7	221.5
Consolidated	$3,680.8	$3,559.5	3%	$14,280.5	$13,253.4	8%

Operating Income
Global Industrial	$185.9	$170.0	9%	$642.6	$603.0	7%
Global Institutional	228.2	202.4	13%	821.2	768.2	7%
Global Energy	172.4	152.7	13%	634.9	458.9	38%
Other	31.9	26.1	22%	116.5	104.1	12%
Corporate	(89.8)	(89.1)		(263.4)	(409.1)
Subtotal at fixed currency rates	528.6	462.1	14%	1,951.8	1,525.1	28%
Currency impact	(8.1)	8.5		3.2	35.5
Consolidated	$520.5	$470.6	11%	$1,955.0	$1,560.6	25%

Note:

Effective in the first quarter of 2014, Ecolab made immaterial changes to its reportable segments, including the movement of certain customers between reportable segments and updates to the internal allocations of certain supply chain and SG&A expenses related to our centralized functions. Results for 2013 have been revised to conform to the current year presentation and are reflected in the above table for both 2013 and 2014 results.

The Corporate segment includes amortization from the Nalco merger intangible assets and in 2013 certain integration costs for both the Nalco and Champion transactions. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

We evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “currency impact” in the above tables.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2014	2013

Assets
Current assets
Cash and cash equivalents	$209.6	$339.2
Accounts receivable, net	2,626.7	2,568.0
Inventories	1,466.9	1,321.9
Deferred income taxes	183.2	163.0
Other current assets	384.7	306.3
Total current assets	4,871.1	4,698.4

Property, plant and equipment, net	3,050.6	2,882.0
Goodwill	6,717.0	6,862.9
Other intangible assets, net	4,456.8	4,785.3
Other assets	371.2	407.9

Total assets	$19,466.7	$19,636.5

Liabilities and Equity
Current liabilities
Short-term debt	$1,705.4	$861.0
Accounts payable	1,162.4	1,021.9
Compensation and benefits	560.4	571.1
Income taxes	88.6	80.9
Other current liabilities	869.8	953.8
Total current liabilities	4,386.6	3,488.7

Long-term debt	4,864.0	6,043.5
Postretirement health care and pension benefits	1,188.5	795.6
Other liabilities	1,645.5	1,899.3
Total liabilities	12,084.6	12,227.1

Equity
Common stock	347.7	345.1
Additional paid-in capital	4,874.5	4,692.0
Retained earnings	5,555.1	4,699.0
Accumulated other comprehensive loss	(951.9)	(305.2)
Treasury stock	(2,509.5)	(2,086.6)
Total Ecolab shareholders’ equity	7,315.9	7,344.3
Noncontrolling interest	66.2	65.1
Total equity	7,382.1	7,409.4

Total liabilities and equity	$19,466.7	$19,636.5

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2013	2013	2013	2013	2013	2013	2013
Diluted earnings per share, as reported (U.S. GAAP)	$0.53	$0.69	$1.23	$1.00	$2.23	$0.93	$3.16

Adjustments:
Special (gains) and charges (1)	0.12	0.21	0.33	0.07	0.40	0.11	0.51
Tax expense (benefits) (2)	(0.05)	(0.04)	(0.09)	(0.04)	(0.13)	(0.01)	(0.14)

Adjusted diluted earnings per share (Non-GAAP)	$0.60	$0.86	$1.47	$1.04	$2.50	$1.04	$3.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (3)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (4)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2013 include restructuring charges of $14.1 million, $33.7 million, $8.9 million and $10.2 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2013 also include $7.1 million, $17.1 million, $6.7 million and $4.6 million of costs, net of tax, in the first, second, third and fourth quarters of 2013, respectively, related to Champion acquisition and integration costs. Special (gains) and charges for 2013 also include $10.5 million, $3.5 million and $11.9 million, net of tax, in the second, third and fourth quarters, respectively, for the recognition of Champion inventory fair value step-up. Special (gains) and charges for 2013 also include $2.7 million, $3.0 million, $3.5 million and $5.0 million of costs, net of tax, in the first, second, third and fourth quarters of 2013, respectively, related to Nalco integration costs. Special (gains) and charges for the first and fourth quarters of 2013 also include $15.0 million and $1.2 million, net of tax, for the devaluation of Venezuelan currency. Special (gains) and charges for the first quarter of 2013 also includes a net gain of $2.5 million, net of tax, related to other items.

(2) The first quarter 2013 discrete tax net benefit of $15.5 million is driven primarily by net benefits related to the remeasurement of certain deferred tax assets and liabilities and the retroactive extension during first quarter 2013 of the U.S. R&D 2012 credit. The second quarter 2013 discrete tax net benefit of $12.1 million is driven primarily by the release of a valuation allowance related to the realizability of foreign deferred tax assets, law changes within a foreign jurisdiction and recognition of settlements related to our 2009 through 2010 U.S. income tax returns, offset partially by foreign audit adjustments. The third quarter 2013 discrete tax net benefit of $12.5 million primarily includes recognizing adjustments from filing our 2012 U.S. federal tax return and the recognition of settlements related to prior year income tax audits, partially offset by the remeasurement of certain deferred tax assets. The fourth quarter 2013 discrete tax net benefit of $1.6 million relates primarily to U.S. and foreign audit settlements and adjustments and net benefits from filing our 2012 U.S. state tax returns, partially offset by net adjustments to deferred tax assets and liabilities.

(3) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(4) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.